UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

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                      AMERICAN WATER WORKS COMPANY, INC.
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     Item 1: Analyst conference call, Monday, Sep 17, 2001.


                             AMERICAN WATER WORKS

                            Moderator: Jim Harrison
                              September 17, 2001
                                 2:00 p.m. EDT


Operator:        Ladies and gentlemen, thank you for standing by. Welcome to the American Water Works Company's Special Announcement conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time if you have a question, you will need to press the one followed by the four on your telephone. As a reminder, this conference is being recorded Monday, September
                 17, 2001. A Post View replay of this conference will be available at 2:00 Mountain Time on today, September 17, through 2:00 Mountain Time on September 25th.

                 To access the Post View replay, you will dial 800 633 8284, and enter reservation number 19729996 followed by the "pound" sign. I would now like to turn the conference over to Mr. Jim Harrison, Vice President of Investor Relations. Please go ahead.

Jim Harrison:    Good afternoon everyone and welcome to our conference call to discuss today's announcement of the execution of an agreement for the purchase of all the common stock of American Water
                 Works by RWE AG. If anyone listening to this call did not receive a copy of the press release, in addition there is a copy at our website, but if you didn't receive a copy, you can call Kim Oliver at 480 614 3002. We'd also like to remind everyone that forward-looking statements made during this call are based on current information and expectations and are subject to risks and uncertainties that could cause actual results to differ.

                 It is for that reason that we ask all participants and listeners to refer to the disclosure statement located in the lower portion of our press release that discusses some of the factors that may influence future financial results. With that, I'll turn the call over to Ellen Wolf, our Company's Chief Financial Officer.

Ellen Wolf:      Thank you Jim. I would first like to start this call, as we have all of the meetings held through this Company over the past week, with a moment of silence in recognition of the lives that were lost and the impact on the families and friends of those individuals throughout the United States.

[A moment of Respectful Silence is observed].

                 Thank you for joining the call and thank you for the moment of silence. I do not have, for this call, a prepared script or text. I want to go through a few basic facts and then I am prepared to open up for any questions that you may have as relating to the transaction and the issues that I can clarify for you.

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                 As you know, announced this morning, American Water has
                 agreed to be purchased by RWE, for $46 per share. That amount represents a premium of 36.5% to the last 30 trading days prior to September 10th, 2001 and an approximately 30% premium over--for our all-time closing price. What does that translate into, how you often look at deals in our industry? If you look at it in terms of a multiple of EBITDA, it is 12 times our EBITDA for the year ended 2000, and 11.7 for our last 12 months. In terms of EBIT, again it is 16.4 times for our year ended 2000 and 16.2 for the last 12 months. In terms of a multiple of EPS, again it is 28 times for the year 2000 and about 28.4 times for our last 12 months. And finally, as a multiple of book, it's approximately 2.7 times our book as of the end of 6-30-'01. In all of these cases, we are at or above the average for similar transactions in this industry.

                 Other items to note, of which I believe you would have a concern as it relates to this transaction, we will continue to pay our dividend out to our shareholders. In the agreement, we will be increasing that dividend at what we have in the past of about 4 cents per share. For those of you who would like to see the document itself, it has been filed today as part of our 8K filing with the SEC, and will be available for your review.

                 In terms of regulatory approvals, we will be going to get our, before the FTC, the Hart Scott Rodino filing will be done. Then, in terms of the number of states requiring regulatory review, we believe that at least half of the states we are currently doing business in, will require that review. However, since this is the first time we've ever done this, we are reviewing all 22 states in which we are regulated to determine the appropriate review required in those states.

                 That is the basis and I would now like to open up the lines for any questions that you have.

Operator:        Ladies and gentlemen, we will now begin the question and
                 answer session. If you have a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the one followed by the three. If you are on a speakerphone, please pick up your handset before entering your request. One moment, please, for the first question.

                 Tom Hamlin, with First Union Securities, please go ahead.

Tom Hamlin:      Good afternoon, Ellen.

E. Wolf:         Good afternoon, Tom.

T. Hamlin:       On regulatory approval and the structure of the transaction, is the deal contingent on receiving all necessary state regulatory approvals? And, which teams will be going for those approvals? Will it be an American Water Works team? Or, will it be an RWE team?

E. Wolf: We will work side by side with RWE in obtaining and actually through Thames Water, and obtaining the required regulatory reviews. We will both be in there together. That's because we are both equally committed to the transaction. I'm sorry, I forgot the first half, Tom.

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T. Hamlin:       In terms of impediments to closing the deal, does it require that you get all necessary--what is the regulatory clause, I guess, in the deal?

E. Wolf: Again, you're welcome to look at the agreement. But it requires approval in all of the material states that we do business in. I think some of those states are fairly obvious, Pennsylvania being one. Also, there's New Jersey, Illinois, the list does go on for a little bit. Again, it's the material states that make a difference to this transaction.

T. Hamlin:       And is there a time limit?

E. Wolf:         The agreement has two dates. One is an 18-month date.
                 However, if the only thing left open at that 18 months is regulatory approval, the agreement automatically extends to 24 months. And then there is another, I believe, 60 days if the only thing we're waiting for after the 24 months is the final order. It is at the option for both of us to extend it beyond that time, if we so choose.

T. Hamlin:       OK, thank you.

Operator:        Your next question comes from Debra Coy from Schwab Capital
                 Markets. Please go ahead.

DebraCoy:        Thanks. Ellen, just to clarify that, is California a material state?

E. Wolf: At this point, it depends on whether Citizens goes forward or not. We're pushing to make sure Citizens does close, and at this point we're researching as to whether or not we will need regulatory approval in California.

D. Coy: OK. And, what sort of breakup restrictions or fees--in prior merger agreement that you've had, there's been an out for either party, in case of an adverse regulatory decision. Is that the case here as well?

E. Wolf: There are a number of outs in the transaction. First and foremost is an out for a superior offer. Attached to that, however, is a 3% termination fee. So, if we should terminate the deal for a superior offer, there is a 3% fee penalty.

D. Coy:          OK.

E. Wolf: If we do not get material approval, then the deal itself would terminate, yes.

D. Coy: But not for so-called adverse regulatory decisions, in other words one that weren't an outright disapproval, but ones that were onerous?

E. Wolf: Yeah. Debra, this will be a legal interpretation, which I really would like to stay away from. There is a material adverse effect clause, and that individual state's material, if it is a significant decision, would have to be put in context of all of the decisions we get from the states and its impact on that material adverse clause.

D. Coy: OK. Material adverse in terms of the overall company, I think I understand.

E. Wolf:         It's not a state by state [unintelligible].

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D. Coy:          I understand. And then, just to clarify a couple of things on a go forward basis, you said that this, on an evaluation basis, is above average for similar transactions? RWE said this morning said that it was below average.

E. Wolf: Yeah. I saw that. We will gladly supply the numbers that we've used, but they did use it on an EBITDA multiple. I have the average for the industry at about equal to our last 12 months. So, I don't have it the same as they do.

D. Coy:          Well, they obviously have different reasons for saying so.

E. Wolf: Yeah, obviously different goals. We're using the same basis that we have always used in comparing these transactions. They are somewhat new to the US industry, so they may be using different ones.

D. Coy: OK, sure. And then also, in terms of understanding what the company's strategy going forward is, I understand that Jim is staying on to run the Americas for them. And they have spoken about their support for the management team. Can you say at this point, whether the AWK management team, in other words, you know, you and the other managers are planning to stay on, or have any sort of contracts?

E. Wolf: We are all, in our hearts, planning to stay on. There have been no discussions with anyone, either from RWE or Thames, about that. But it is our goal to continue to be committed to this industry and the success of this company.

D. Coy:          But there are no contracts?

E. Wolf:         There are no contracts.

D. Coy: OK, and then just one other thing to clarify; they have spoken of a 10% EBITDA growth target. That is certainly above your historic average. And in fact, most of your EBITDA, not most of, but the reason your EBITDA growth has been as high as it has been is more because of D&A growth, rather than EBIT growth, at least towards the 10% level. And what I'm trying to understand, I guess, is how you feel that this combination changes the strategy or the prospects of the company going forward?

E. Wolf: Debra, first off, the 10% is their number and I'm not privy at this time as to how they derived that 10%. We can give you a contact eventually, at the company if you would like, at their company, to discuss it. Our strategy will not change, going forward. If anything, we believe it will become more aggressive and will make us a stronger player in the market. But, we will continue to do our acquisition and our acquisition strategy.

                 We will continue to put emphasis on the O&M business and the unregulated. And, with this Thames does bring three product companies here in the US, which will also be added to our suite of services to be provided as a full-water resource manager.

D. Coy:          OK, so the Thames North America will be merged within AWK?

E. Wolf:         That's correct.

D. Coy:          OK. All right, thank you.

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

Operator:        Tim Winter, from AG Edwards, please go ahead.

Tim Winter:      Good afternoon Ellen and Jim. Could you talk a little bit
                 about the process that went through here? Did you talk to other potential bidders? Was this an auction? Did you contact them? Or did they contact you?

E. Wolf: This was not an auction, and this was an unsolicited offer, which we received. I guess the first contact was probably last May. There have been discussions on and off throughout, but no, this was not an auction. As I said, this was an offer that came in, that was evaluated extremely carefully by our board, from several angles. And they felt comfortable that this was a very good offer for our shareholders.

T. Winter:       OK. So, did you talk to any other potential bidders?

E. Wolf:         No, Tim. We did not.

T. Winter:       OK, thank you.

Operator:        Stefan Mykytiuk, with Barron Capital, please go ahead.

Stefan Mykytiuk: Yeah, good afternoon. Congratulations. I have just a quick question; I missed the first couple of minutes. But, what's the status of the California Commission, with respect to the Citizens deal?

E. Wolf: The commission had originally scheduled to hear the Citizens transaction--well, let me do two things. First, I don't know if you're aware that the ALJ has recommended to the commission approval of our transaction, in form and substance as we submitted it. That was on the agenda for the 6th of September. It was bumped to their next meeting, which is now September 20th, and it will be on that agenda. I cannot tell you whether or not it will be bumped to the next meeting. We'll just have to wait and see. We won't know that until the 20th.

S. Mykytiuk:     OK, but you'll continue. As you said, you're continuing to push, to try to get this done?

E. Wolf:         That is correct.

S. Mykytiuk:     OK, and this RWE buying--agreeing doesn't throw any wrench in that plan?

E. Wolf: We do not think it should throw any wrench. The benefits to the ratepayer, the customer, are still exactly the same.

S. Mykytiuk:     OK, terrific. Thank you.

Operator:        Bill Hizar, from Edward Jones, please go ahead.

Jim Krekler:     Good afternoon. Actually, it's Jim Krekler with Bill in St.
                 Louis. Jim and Ellen, congratulations. It's a great deal for shareholders. Particularly, we want to commend you on being able to announce it today. I'm sure you went through a lot of concern about how and when to announce it. We think this


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

                 shows a lot of confidence in the industry and confidence in the capital markets, certainly on a day like today. So, congratulations on that as well.

                 I guess our question is this. I know we have a lot of individual investors that are interested in purchasing RWE, potentially, in the future. Is there any consideration on the part of that company to potentially list their shares on the New York Stock Exchange in the future?

E. Wolf: I would have to refer you to them for an answer to that question. I don't know, and that's really up to them to answer. I do want to go back to your statement at the beginning, to tell you it was a very difficult decision to make the announcement today. There was a lot of soul-searching and thought that went into it. But we also thought that it was a good time to tell the world that there is still belief in this US market.

                 I'm sorry. Did you have another question?

J. Krekler:      No. Thanks, Ellen.

Operator:        Ladies and gentlemen, if there are any additional questions, please press the one followed by the four at this time.

                 Once again, if there are any additional questions, please press the one followed by the four.

                 Once again, if you do have any questions, please press the one followed by the four.

                 Joe Coyle, from Edward Jones, please go ahead.

Joe Coyle:       Yeah, hi guys. I'm glad to hear the announcement. One
                 question is, and I don't think we covered it, what kind of a timeline are we looking at getting this done? I know you mentioned 18 months. Is that kind of where you estimate how long this will take?

E. Wolf: We would like to think we could do it within a year, but we have given ourselves the 18 to 24 months, which is in the agreement. As I said, many of the states we're looking at, really for the first time, in terms of this type of acquisition. We've got a team that we'll have in place shortly, ready to go full force at getting approvals.

J. Coyle:        OK. Thanks.

Operator:        Your next question comes from Ira Gorsky, from CIBC World
                 Markets. Please go ahead.

Ira Gorsky:      Hi. Do you expect any Canadian approvals required?

E. Wolf:         No, we do not.

I. Gorsky:       OK, thank you.

Operator:        Linda Dewine, from Fitch Incorporated, please go ahead.

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

Linda Dewine:    Hello. I have a quick question today. What I want to find
                 out, beyond the financial market exchange that will occur here, what's the operational benefit for the American Water
                 Companies?

E. Wolf:         Operationally, what we will have as well now is expertise.
                 It is access to expertise and a different way of doing things, different processes. We'll be able to compare best practices, back and forth, to see what is better for our customer, our ratepayer. And also, like us, they have labs and knowledge and knowledge, expertise along those lines as well.

L. Dewine:       Thank you.

Operator:        Once again ladies and gentlemen, if you do have any
                 questions, please press the one followed by the four.

                 At this time, I'm showing no additional questions. Please continue with your presentation or any closing remarks that you may have.

E. Wolf: OK. Once again, I would thank you all for joining us. If you have any additional questions, feel free to call, and get in contact with Jim Harrison, who will gladly answer them, or myself. Thank you.

Operator:        A Post View replay of this conference will be available at
                 2:00 Mountain Time today, September 17th, through 2:00
                 Mountain Time on September 25th. To access the Post View replay, you will dial 800 633 8284, and enter reservation number 19729996, followed by the "pound" sign.

                 Ladies and gentlemen, that does conclude your conference for today. You may all disconnect, and thank you for participating.

                                     * * *

     American Water Works Company, Inc. (the "Company"), RWE Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Guarantor"), Thames Water Aqua Holdings GmbH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of Guarantor ("Parent"), and Apollo Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") have entered into an Agreement and Plan of Merger, dated as of September 16, 2001, pursuant to which Sub will be merged with and into the Company with the Company surviving the merger (the "Merger"). In connection with the Merger, the Company will be filing a proxy statement with the Securities and Exchange Commission (the "SEC"). SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by the Company with the SEC in connection with the Merger at the SEC's web site at www.sec.gov. Security holders of the Company may also obtain for free a copy of the proxy statement and other documents filed with the SEC by the Company in connection with the Merger by contacting Nancy A. Macenko, Vice President External Affairs, at (856) 566-4026.

     The Company and its subsidiaries and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the Merger. These directors include the following: Marilyn Ware, Gerald C. Smith, J. James Barr, Henry G. Hager, Ross A. Webber, Frederick S. Kirkpatrick, Paul W. Ware, Nancy

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

Ware Wainwright, Ray J. Groves, Elizabeth H. Gemmill, William S. White, Anthony P. Terracciano, William O. Albertini, Rhoda W. Cobb and Horace Wilkins, Jr. and these officers include Joseph F. Hartnett, Jr., Daniel L. Kelleher, W. Timothy Pohl, Robert D. Sievers, Ellen C. Wolf, Nancy A. Macenko and James E. Harrison. Collectively, as of March 5, 2001, the directors and executive officers of the Company may be deemed to beneficially own approximately 21.9% of the outstanding shares of the Company's common stock and under 5% of the outstanding shares of the Company's Cumulative Preferred Stock, 5% Series. Stockholders of the Company may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

     Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.


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